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                                                                    Exhibit 23.3
                             [LETTERHEAD OF FINPRO]

Board of Directors
New England Bancshares, Inc.
Enfield Federal Savings and Loan Association
630 Enfield Street
Enfield, CT 06082

Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc., in the Notice of Mutual Holding Company Reorganization on Form MHC-1, and any amendments thereto, and the Application for Approval of a Minority Stock Issuance by a Savings Association subsidiary of a Mutual Holding Company on Form MHC-2, and any amendments thereto, filed by Enfield Federal Savings and Loan Association, Enfield, Connecticut. We also consent to the use of our firm's name in the Registration Statement on Form SB-2, and any amendments thereto, filed by New England Bancshares, Inc. We also hereby consent to the use of our firm's name and the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of New England Bancshares, Inc.

     Very Truly Yours,

     /s/ Finpro, Inc
     ---------------
     FinPro, Inc.


Liberty Corner, New Jersey
February 15, 2002